Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Dawn Theel

Investor Relations

314/994-2823

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Fourth Quarter and Full Year 2014 Results

Fourth quarter adj. EBITDA triples versus the prior-year quarter

Leer mine drives Appalachian cost-per-ton guidance down in 2015

Available liquidity in excess of $1.2 billion at Dec. 31, 2014

	Earnings Highlights
	Quarter Ended		Year Ended
In $ millions, except per share data	12/31/14	12/31/13	12/31/14	12/31/13
Revenues (1)	$745.2	$719.4	$2,937.1	$3,014.4
Loss from Operations (1)	(5.3)	(340.7)	(149.5)	(663.1)
Net Loss	(240.1)	(371.2)	(558.4)	(641.8)
Diluted LPS	(1.13)	(1.75)	(2.63)	(3.03)
Adjusted Diluted LPS (2)	(1.09)	(0.45)	(2.60)	(1.08)
Adjusted EBITDA from continuing operations (1),(2)	$115.7	$33.7	$280.1	$252.1

(1) Excludes discontinued operations.

(2) Defined and reconciled under “Reconciliation of non-GAAP measures.”

ST. LOUIS, Feb. 3, 2015 — Arch Coal, Inc. (NYSE: ACI) today reported revenues of $745.2 million for the fourth quarter of 2014 and adjusted earnings before interest, taxes, depreciation, depletion and amortization (“adjusted EBITDA”) from continuing operations of $115.7 million, a tripling of adjusted EBITDA when compared to the prior-year quarter. In the fourth quarter of 2013, Arch recorded revenues of $719.4 million and adjusted EBITDA from continuing operations of $33.7 million.

For the three months ended Dec. 31, 2014, Arch reported a net loss of $240.1 million, or $1.13 per diluted share, compared with a $371.2 million net loss, or $1.75 per diluted share, in the fourth quarter of 2013. The net loss for the fourth quarter of 2014 includes an adjustment to the valuation allowance related to deferred tax assets, resulting in a non-cash income tax charge of $169.0 million, or $0.80 per share. The company also elected to freeze its employee pension plan benefits, resulting in a pension curtailment gain of $26.9 million, or $.08 per share, which was recognized in the three months ended Dec. 31, 2014.

“During the fourth quarter of 2014, improving operational results and steady shipment levels offset the softening pricing environment, allowing Arch to deliver its highest quarterly EBITDA in over a year,” said John W. Eaves, Arch’s president and chief executive officer. “Our strong cost performance in the Appalachian segment, underscored by an outstanding operational quarter at our Leer mine, demonstrates that our strategy to control costs, preserve liquidity and reduce capital outlays is effectively mitigating some of the industry-wide headwinds.”

2014 Highlights

“In 2014, we made significant progress optimizing the company’s cost structure and asset portfolio while maintaining our focus on employee safety and environmental stewardship,” said Eaves. “The successful ramp-up of our low-cost Leer mine, coupled with the impact of our Cumberland River complex coming offline, transformed our Appalachian metallurgical coal platform and significantly reduced our cost structure in the region. With our enhanced met platform and strong Powder River Basin franchise, we are confident that our diverse and balanced tier-one asset portfolio is well positioned for long-term value.”

For full year 2014, revenues totaled $2.9 billion on coal sales of 134 million tons. The company generated adjusted EBITDA from continuing operations of $280.1 million in 2014 compared with $252.1 million in 2013. Arch also reported a net loss of $558.4 million, or $2.63 per share, in 2014.

As part of the company’s ongoing asset portfolio re-alignment effort, Arch divested select, non-strategic assets in Appalachia in 2014, for total cash consideration of $46 million.

Financial Position

As of Dec. 31, 2014, Arch had available liquidity in excess of $1.2 billion, including cash and short-term investments of $983 million and undrawn borrowings on its credit facilities. “Arch’s top financial priorities are preserving liquidity, controlling costs and holding the line on capital spending,” said John T. Drexler, Arch’s senior vice president and chief financial officer. “We have been successful in these endeavors, ending the year with $983 million in cash and short-term investments and reducing capital outlays by nearly $250 million since 2012. Our solid liquidity position, ample debt maturity runway, ability to manage cash outflows and financial flexibility are key competitive differentiators that position Arch to successfully manage through current market conditions.”

In support of Arch’s financial strategy to preserve its financial flexibility, the company will suspend the annual cash dividend on the company’s common stock, effective immediately. “In light of the ongoing market weakness, we believe that suspending the dividend is a prudent step to preserve our liquidity,” added Drexler.

Core Values

Arch made significant strides in pursuit of the company’s ultimate goal of operating without a single environmental violation or reportable safety incident in 2014. The company’s safety performance tied its best record in company history with a total-incident rate 8 percent lower than its 2013 rate. In addition, Arch’s operations made significant improvements in environmental stewardship in 2014, driving the company to its second-best environmental performance in history — representing a nearly 30 percent improvement over its 2013 rate.

Arch subsidiaries also achieved noteworthy safety and environmental stewardship milestones in the year just ended. The West Elk mine in Colorado continued its streak of zero SMCRA violations for the 15th consecutive year, while the Viper operation in Illinois worked more than 500,000 employee hours injury free. Moreover, among the numerous awards for excellence attained by Arch, 2014 marked the fourth consecutive year that an Arch subsidiary was honored with a prestigious Sentinels of Safety award.

“These achievements reflect our dedication to continuous improvement in our core values each and every year,” said Paul A. Lang, Arch’s executive vice president and chief operating officer. “I am extremely proud of our employees for their ongoing commitment to our philosophy of operating safely and responsibly.”

Operational Results

“Our Powder River Basin and Appalachian segments generated strong cost performances in the fourth quarter, with our Appalachian region delivering its best cost performance in more than three years,” said Lang. “The addition of the Leer mine to our operating platform has exceeded our already high expectations, enabling us to provide 2015 cost guidance in the region well below 2014 levels.”

	Arch Coal, Inc.
	4Q14	3Q14	FY14	FY13

Tons sold (in millions)	35.2	35.1	134.4	134.3
Average sales price per ton	$19.82	$19.97	$20.05	$20.13
Cash cost per ton	$16.46	$17.18	$17.33	$17.31
Cash margin per ton	$3.36	$2.79	$2.72	$2.82
Total operating cost per ton	$19.45	$20.12	$20.41	$20.43
Operating margin per ton	$0.37	$(0.15)	$(0.36)	$(0.30)

Consolidated results may not tie to regional breakout due to exclusion of other assets, rounding.

Operating results exclude former Canyon Fuel subsidiary.

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”.

Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

Arch’s consolidated cash margin per ton increased 20 percent to $3.36 per ton in the fourth quarter of 2014 from $2.79 per ton in the third quarter. Consolidated sales price per ton decreased slightly over the same time period, but was more than offset by a $0.72 decrease in consolidated cash cost per ton, reflecting lower cash costs in the Appalachian and Powder River Basin segments.

For full year 2014, Arch earned a consolidated cash margin of $2.72 per ton versus $2.82 per ton in the prior year, due in part to lower earned margins in the company’s Bituminous Thermal segment and lower pricing on metallurgical and export tons. Consolidated sales price per ton declined modestly, while consolidated cash cost per ton was flat over the same time period.

	Powder River Basin
	4Q14	3Q14	FY14	FY13

Tons sold (in millions)	29.3	29.3	111.2	111.7
Average sales price per ton	$12.86	$13.03	$12.86	$12.44
Cash cost per ton	$10.81	$10.92	$11.06	$10.65
Cash margin per ton	$2.05	$2.11	$1.80	$1.79
Total operating cost per ton	$12.32	$12.42	$12.58	$12.18
Operating margin per ton	$0.54	$0.61	$0.28	$0.26

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”.

Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

In the Powder River Basin, fourth quarter 2014 cash margin per ton declined 3 percent compared to the third quarter, attributable to lower realized prices per ton. Cash cost per ton declined slightly over the same time period, due to lower consumable costs.

For full year 2014, Arch earned a cash margin of $1.80 per ton in the Powder River Basin. Annual sales price per ton increased 3 percent versus the prior year, reflecting higher pricing on contracted tons. 2014 cash cost per ton increased 4 percent over the same time period, due to higher sales-sensitive costs and increased repair and maintenance costs.

	Appalachia
	4Q14	3Q14	FY14	FY13

Tons sold (in millions)	3.6	3.6	14.5	14.2
Average sales price per ton	$69.27	$68.72	$68.77	$73.07
Cash cost per ton	$59.37	$66.37	$63.39	$67.00
Cash margin per ton	$9.90	$2.35	$5.38	$6.07
Total operating cost per ton	$73.48	$79.87	$77.59	$81.27
Operating margin per ton	$(4.21)	$(11.15)	$(8.82)	$(8.20)

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”.

Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

In Appalachia, Arch earned a cash margin of $9.90 per ton in the fourth quarter of 2014 compared to $2.35 per ton in the third quarter. Sales price per ton increased modestly over the same time period, due to a higher percentage of metallurgical coal in the regional volume mix.  Cash costs per ton in the fourth quarter decreased by $7.00, attributable to cost containment efforts, a strong performance at the Leer mine and improvements at the Mountain Laurel mine.

For full year 2014, Arch earned a cash margin of $5.38 per ton in Appalachia compared with $6.07 per ton in 2013. Annual sales price per ton declined 6 percent versus the prior year, reflecting softer pricing on metallurgical and thermal tons. Cash costs in 2014 decreased by $3.61 per ton versus 2013, benefitting from the ramp up of the Leer mine, the company’s ongoing realignment of its portfolio in the region and strong cost control.

	Bituminous Thermal
	4Q14	3Q14	FY14	FY13

Tons sold (in millions)	2.3	2.2	8.7	8.4
Average sales price per ton	$31.22	$31.81	$30.78	$32.63
Cash cost per ton	$21.42	$19.48	$20.84	$21.67
Cash margin per ton	$9.80	$12.33	$9.94	$10.96
Total operating cost per ton	$25.94	$24.16	$25.44	$26.95
Operating margin per ton	$5.28	$7.65	$5.34	$5.68

Operating results exclude former Canyon Fuel subsidiary.

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”.

Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

In the Bituminous Thermal segment, fourth quarter 2014 cash margin decreased to $9.80 per ton versus $12.33 per ton in the third quarter. Sales price per ton decreased marginally over the same time period, while cash cost per ton increased 10 percent, due to increased repair and maintenance costs and higher development expenses.

For full year 2014, cash margin in the Bituminous Thermal segment totaled $9.94 per ton versus $10.96 per ton in 2013. Annual sales price per ton in 2014 declined 6 percent versus the prior year, driven by lower pricing on contracted and export tons. Cash cost per ton fell 4 percent over the same time period, benefitting from higher volume levels at the West Elk mine.

Market Trends

Arch estimates that coal maintained approximately 40 percent of the U.S. power generation market in 2014. With a mild start to winter, domestic coal consumption ended the year roughly flat, resulting in coal stockpiles at U.S. generators of 145 million tons, a level on par with year-end 2013. On a regional basis, PRB-served power plants ended the year with an estimated 60 days of supply — 8 percent lower than the regional, year-end average.

For 2015, Arch expects domestic market fundamentals to remain challenging due to the impact of mild winter weather on coal consumption and natural gas pricing and inventories. In addition, new regulations slated to take effect during the year could impact up to 25 million tons of annualized gross coal demand. In light of these developments, Arch expects declines in domestic coal use of 50 million to 60 million tons for 2015, and projects that a meaningful amount of uneconomic production will rationalize. Internal estimates suggest that along with other basins declining, Central Appalachia output will fall to an unprecedented 100 million tons in 2015.

While seaborne thermal markets continue to be challenged by oversupply pressures, power demand continues to increase around the world as countries urbanize and middle class populations expand. It is projected that by 2030, Asia’s middle class will grow to more than 3 billion people, driving significant increases in steel and electricity needs in the region. To accommodate that growth, approximately 150 gigawatts of new coal-fueled capacity is currently under construction around the world and expected to be operational by 2018, resulting in an estimated 440 million tons of additional coal demand.

Global metallurgical coal markets remain weak going into 2015, with oversupply gradually being absorbed and demand growth slowing in some countries. However, with European steel sector growth projected to be above average, Arch expects 2015 U.S. metallurgical coal exports into the Atlantic Basin could remain near 2014’s elevated levels. Arch believes seaborne metallurgical markets will balance over time as demand continues to grow, future production projects are canceled and current and anticipated supply rationalizations start to impact the market.

Company Outlook

Arch has established production targets for 2015 that are in line with 2014 levels. The company expects to sell between 124 million and 136 million tons of thermal coal and between 6.3 million and 7.0 million tons of metallurgical coal during 2015. At estimated volume levels, Arch is more than 90 percent committed on thermal sales for the full year.

“Our thermal portfolio is heavily committed for 2015 at prices above what we achieved in our main thermal segments in 2014 and above current market prices,” said Lang. “On the metallurgical side, we have a dynamic platform with favorable cost trends and strong commitments from our North American customer base, resulting in commitments at reasonable prices for approximately 60 percent of our estimated 2015 sales.”

Arch currently expects 2015 cash costs in the Powder River Basin and Appalachian region to be lower than 2014 levels, reflecting improvement in rail performance, the impact of lower diesel pricing and a full year of steady production at the Leer mine. Costs in the company’s Bituminous Thermal segment are expected to be slightly higher than prior-year levels. Arch also anticipates 2015 selling, general and administrative expenses and capital expenditures, which includes land and reserve additions, to be roughly in line with 2014 levels.

“Going forward, we will continue to focus on controlling the variables we can control, while running our low-cost, high-quality asset portfolio in a way that maximizes value,” said Eaves. “We are confident that by continuing to execute on our strategy to contain costs, maintain reduced capital spending and preserve liquidity and financial flexibility, Arch will be strongly positioned to excel as coal markets recover.”

	2015						2016
	Tons			$ per ton			Tons	$ per ton
Sales Volume (in millions tons)
Thermal	124.0	-	136.0
Met	6.3	-	7.0
Total	130.3	-	143.0

Powder River Basin
Committed, Priced			102.5			$13.39	38.4	$14.58
Committed, Unpriced			3.7				15.5
Total Committed			106.2				53.9
Average Cash Cost				$10.50	-	$11.00

Appalachia
Committed, Priced Thermal			5.1			$55.86	2.3	$55.11
Committed, Unpriced Thermal			—				—
Committed, Priced Metallurgical			3.9			$77.45	0.7	$83.00
Committed, Unpriced Metallurgical			0.1				—
Total Committed			9.1				3.0
Average Cash Cost				$57.75	-	$61.75

Bituminous Thermal
Committed, Priced			6.0			$33.60	2.8	$34.61
Committed, Unpriced			0.5				—
Total Committed			6.5				2.8
Average Cash Cost				$22.00	-	$26.00

Corporate (in $ millions)
D,D&A				$410	-	$440
S,G&A				$115	-	$121
Interest Expense				$385	-	$395
Capital Expenditures				$145	-	$160
Liqudated Damages				$50	-	$60

A conference call regarding Arch Coal’s fourth quarter 2014 financial results will be webcast live today at 11 a.m. Eastern time. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels. For more information, visit www.archcoal.com.

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(Unaudited)

Revenues	$745,192	$719,386	$2,937,119	$3,014,357

Costs, expenses and other operating
Cost of sales	610,646	668,483	2,566,193	2,663,136
Depreciation, depletion and amortization	106,706	98,841	418,748	426,442
Amortization of acquired sales contracts, net	(3,239)	(1,870)	(13,187)	(9,457)
Change in fair value of coal derivatives and coal trading activities, net	2,125	5,792	(3,686)	7,845
Asset impairment and mine closure costs	17,541	—	24,113	220,879
Goodwill impairment	—	265,423	—	265,423
Selling, general and administrative expenses	27,019	37,137	114,223	133,448
Other operating income, net	(10,303)	(13,742)	(19,754)	(30,218)
	750,495	1,060,064	3,086,650	3,677,498

Loss from operations	(5,303)	(340,678)	(149,531)	(663,141)

Interest expense, net
Interest expense	(98,298)	(95,813)	(390,946)	(381,267)
Interest and investment income	1,930	1,854	7,758	6,603
	(96,368)	(93,959)	(383,188)	(374,664)

Nonoperating expense
Net loss resulting from early retirement and refinancing of debt	—	(42,921)	—	(42,921)

Loss from continuing operations before income taxes	(101,671)	(477,558)	(532,719)	(1,080,726)
Provision for (benefit from) income taxes	138,464	(104,764)	25,634	(335,498)
Loss from continuing operations	(240,135)	(372,794)	(558,353)	(745,228)
Income from discontinued operations, net of tax	—	1,580	—	103,396
Net loss	(240,135)	(371,214)	(558,353)	(641,832)

Losses per common share
Basic and diluted LPS - Loss from continuing operations	$(1.13)	$(1.76)	$(2.63)	$(3.52)

Basic and diluted LPS - Net loss	$(1.13)	$(1.75)	$(2.63)	$(3.03)

Basic and diluted weighted average shares outstanding	212,249	212,136	212,221	212,098

Dividends declared per common share	$—	$0.03	$0.01	$0.12

Adjusted EBITDA from continuing operations (A)	$115,705	$33,716	$280,143	$252,146
Adjusted EBITDA (A)	$115,705	$38,359	$280,143	$425,922
Adjusted net loss (A)	$(230,982)	$(95,082)	$(551,360)	$(229,193)
Adjusted diluted loss per common share (A)	$(1.09)	$(0.45)	$(2.60)	$(1.08)

(A) Amounts are defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$734,231	$911,099
Short term investments	248,954	248,414
Trade accounts receivable	211,506	198,020
Other receivables	20,511	31,553
Inventories	190,253	264,161
Prepaid royalties	11,118	8,083
Coal derivative assets	13,257	14,851
Deferred income taxes	52,728	49,144
Other current assets	60,193	56,746
Total current assets	1,542,751	1,782,071

Property, plant and equipment, net	6,453,458	6,734,286

Other assets
Prepaid royalties	66,806	87,577
Equity investments	235,842	221,456
Other noncurrent assets	130,866	164,803
Total other assets	433,514	473,836
Total assets	$8,429,723	$8,990,193

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$180,113	$176,142
Accrued expenses and other current liabilities	302,396	278,587
Current maturities of debt	36,885	33,493
Total current liabilities	519,394	488,222
Long-term debt	5,123,485	5,118,002
Asset retirement obligations	398,896	402,713
Accrued pension benefits	16,260	7,111
Accrued postretirement benefits other than pension	32,668	39,255
Accrued workers’ compensation	94,291	78,062
Deferred income taxes	422,809	413,546
Other noncurrent liabilities	153,766	190,033
Total liabilities	6,761,569	6,736,944

Stockholders’ equity
Common Stock	2,141	2,141
Paid-in capital	3,048,460	3,038,613
Treasury stock, at cost	(53,863)	(53,848)
Accumulated deficit	(1,331,825)	(771,349)
Accumulated other comprehensive income	3,241	37,692
Total stockholders’ equity	1,668,154	2,253,249
Total liabilities and stockholders’ equity	$8,429,723	$8,990,193

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2014	2013
	(Unaudited)
Operating activities
Net loss	$(558,353)	$(641,832)
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	418,748	447,704
Amortization of acquired sales contracts, net	(13,187)	(9,457)
Prepaid royalties expensed	9,698	13,706
Employee stock-based compensation expense	9,847	11,790
Deferred income taxes	25,152	(263,099)
Gains on disposals and divestitures	(27,512)	(120,321)
Asset impairment and noncash mine closure costs	16,868	220,879
Goodwill impairment	—	265,423
Amortization relating to financing activities	17,363	24,789
Amortization of premiums on debt securities held	—	3,680
Net loss resulting from early retirement of debt and financing activities	—	42,921
Changes in:
Receivables	(8,991)	62,881
Inventories	41,548	44,635
Coal derivative assets and liabilities	5,449	3,606
Accounts payable, accrued expenses and other current liabilities	41,680	(78,126)
Asset retirement obligations	18,288	17,432
Pension, postretirement and other postemployment benefits	(25,347)	7,284
Other	(4,833)	1,847
Cash provided by (used in) operating activities	(33,582)	55,742

Investing activities
Capital expenditures	(147,286)	(296,984)
Minimum royalty payments	(7,317)	(14,947)
Proceeds from disposals and dispositions	62,358	433,453
Proceeds from sale-leaseback transactions	—	34,919
Purchases of short term investments	(211,929)	(213,726)
Proceeds from sales of short term investments	205,611	194,537
Proceeds from sale of investments in equity securities	9,464	—
Investments in and advances to affiliates, net	(16,657)	(15,260)
Change in restricted cash	—	3,453
Cash provided by (used in) investing activities	(105,756)	125,445

Financing activities
Proceeds from term loan	—	294,000
Proceeds from issuance of senior notes	—	350,000
Payments to retire debt	—	(628,660)
Payments on term loan	(19,500)	(17,250)
Net payments on other debt	(5,695)	(6,836)
Debt financing costs	(4,519)	(20,489)
Dividends paid	(2,123)	(25,475)
Other	(5,693)	—
Cash used in financing activities	(37,530)	(54,710)

Increase (decrease) in cash and cash equivalents	(176,868)	126,477
Cash and cash equivalents, beginning of period	911,099	784,622

Cash and cash equivalents, end of period	$734,231	$911,099

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	December 31,
	2014	2013
	(Unaudited)

Term loan due 2018 ($1.9 billion and $1.93 billion face value, respectively)	$1,890,846	$1,906,975
7.00% senior notes due 2019 at par	1,000,000	1,000,000
9.875% senior notes ($375.0 million face value) due 2019	363,493	362,358
8.00% senior secured notes due 2019 at par	350,000	350,000
7.25% senior notes due 2020 at par	500,000	500,000
7.25% senior notes due 2021 at par	1,000,000	1,000,000
Other	56,031	32,162
	5,160,370	5,151,495
Less: current maturities of debt	36,885	33,493
Long-term debt	$5,123,485	$5,118,002

Calculation of net debt
Total debt	$5,160,370	$5,151,495
Less liquid assets:
Cash and cash equivalents	734,231	911,099
Short term investments	248,954	248,414
	983,185	1,159,513
Net debt	$4,177,185	$3,991,982

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

(Unaudited)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income and cash flows as reported under GAAP.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, and the amortization of acquired sales contracts.  Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended December 31,
	2014	2013
	Total Company	Continuing Operations	Discontinued Operations	Total Company

Net income (loss)	$(240,135)	$(372,794)	$1,580	$(371,214)
Income tax (benefit) expense	138,464	(104,764)	3,063	(101,701)
Interest expense, net	96,368	93,959	—	93,959
Depreciation, depletion and amortization	106,706	98,841	—	98,841
Amortization of acquired sales contracts, net	(3,239)	(1,870)	—	(1,870)
Earnings before Interest, Taxes and DD&A (EBITDA)	98,164	(286,628)	4,643	(281,985)
Adjustments:
Asset impairment and mine closure costs	17,541	—	—	—
Goodwill impairment	—	265,423	—	265,423
Settlement of UMWA legal claims	—	12,000	—	12,000
Other nonoperating expenses	—	42,921	—	42,921
Total adjustments	17,541	320,344	—	320,344
Adjusted EBITDA	$115,705	$33,716	$4,643	$38,359

	Year Ended December 31,
	2014	2013
	Total Company	Continuing Operations	Discontinued Operations	Total Company

Net income (loss)	$(558,353)	$(745,228)	103,396	$(641,832)
Income tax (benefit) expense	25,634	(335,498)	49,092	(286,406)
Interest expense, net	383,188	374,664	26	374,690
Depreciation, depletion and amortization	418,748	426,442	21,262	447,704
Amortization of acquired sales contracts, net	(13,187)	(9,457)	—	(9,457)
Earnings before Interest, Taxes and DD&A (EBITDA)	256,030	(289,077)	173,776	(115,301)
Adjustments:
Asset impairment and mine closure costs	24,113	220,879	—	220,879
Goodwill impairment	—	265,423	—	265,423
Other nonoperating expenses	—	42,921	—	42,921
Settlement of UMWA legal claims	—	12,000	—	12,000
Total adjustments	24,113	541,223	—	541,223
Adjusted EBITDA	$280,143	$252,146	$173,776	$425,922

Adjusted net loss and adjusted diluted loss per share

Adjusted net loss and adjusted diluted loss per common share are adjusted for the after-tax impact of acquisition related costs and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted net loss and adjusted diluted loss per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net loss and adjusted diluted loss per share should not be considered in isolation, nor as an alternative to net loss or diluted loss per common share under generally accepted accounting principles.

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net loss	$(240,135)	$(371,214)	$(558,353)	$(641,832)

Sales contract amortization	(3,239)	(1,870)	(13,187)	(9,457)
Other adjustment items listed above	17,541	320,344	24,113	541,223
Tax impact of adjustments	(5,149)	(42,342)	(3,933)	(119,127)

Adjusted net loss	$(230,982)	$(95,082)	$(551,360)	$(229,193)

Diluted weighted average shares outstanding	212,249	212,136	212,221	212,098

Diluted loss per share	$(1.13)	$(1.75)	$(2.63)	$(3.03)

Sales contract amortization	(0.02)	(0.01)	(0.06)	(0.04)
Other adjustments	0.08	1.51	0.11	2.55
Tax impact of adjustments	(0.02)	(0.20)	(0.02)	(0.56)
Adjusted diluted loss per share	$(1.09)	$(0.45)	$(2.60)	$(1.08)

Cash costs per ton

Cash costs per ton exclude the costs of depreciation, depletion and amortization and pass-through transportation costs, and may be adjusted for other items that, due to accounting rules, are classified in “other income/expense” on the statement of operations, but relate directly to the costs incurred to produce coal. Cash costs per ton are not measures of financial performance in accordance with generally accepted accounting principles.  We believe cash costs per ton better reflect our controllable costs and our operating results by including all cash costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, cash costs per ton should not be considered in isolation, nor as an alternative to cost of sales per ton under generally accepted accounting principles.

The following reconciles cost of sales on our condensed consolidated statement of operations to cash cost per ton.

	Three Months Ended
	December 31,	September 30,	Year Ended December 31,
	2014	2014	2014	2013

Cost of sales on condensed consolidated statement of operations	$610,646	$647,096	$2,566,193	$2,663,136
Transportation costs billed to customers	(48,388)	(41,280)	(247,241)	(330,146)
Settlements of heating oil derivatives used to manage diesel fuel purchase price risk	1,521	1,705	6,789	14,937
Other (other operating segments, operating overhead, land management, etc.)	15,801	(4,121)	3,062	(22,897)

Total cash costs	$579,580	$603,400	$2,328,803	$2,325,030
Total tons sold	35,212	35,128	134,360	134,300
Total cash cost per ton	$16.46	$17.18	$17.33	$17.31